Exhibit 99.1

Aratana Therapeutics Reports First Quarter 2017 Financial Results

LEAWOOD, Kan., May 8, 2017 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its first quarter 2017 financial results. For the quarter ended March 31, 2017, Aratana reported total net revenues of $3.8 million and a net loss of $12.6 million or $0.34 diluted loss per share. As of March 31, 2017, Aratana had approximately $68.4 million in cash, cash equivalents, restricted cash and short-term investments, and since the quarter ended, Aratana announced the pricing of a registered direct offering, in which the Company expects approximately $24 million in net proceeds upon closing.

“It’s rewarding to see our recently launched therapeutics gaining traction in veterinary clinics across the United States,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “We remain focused on preparing for the anticipated launch of Entyce by this fall and we continue to advance the development of other therapeutic candidates.”

Recent Updates

•

In January 2017, in collaboration with Elanco Animal Health (a division of Eli Lilly & Co.), Aratana made GALLIPRANT®  (grapiprant tablets) commercially available for the control of pain and inflammation in dogs with osteoarthritis. While Elanco recorded net revenue related to commercial sales to the market, Aratana recorded approximately $2.5 million related to GALLIPRANT product sales as finished goods under its supply arrangement with Elanco and $903 thousand in GALLIPRANT licensing and collaboration revenues during the first quarter of 2017. Aratana continues to believe that GALLIPRANT has the potential to become one of the top recently launched pet therapeutics in the United States. Aratana continues to anticipate marketing authorization in the European Union as early as the second half of 2017.

•

Aratana reported NOCITA® (bupivacaine liposome injectable suspension), a local post-operative analgesic for cranial cruciate ligament surgery in dogs, net product sales of $327 thousand in the first quarter of 2017. As compared to the $147 thousand in the previous quarter, the Company believes the sequential increase in sales is primarily a result of continued growth of new accounts and strong re-order rates, including re-orders from the large majority of the top fifty customers. Aratana has completed a pivotal target animal safety study of bupivacaine liposome injectable suspension for post-operative pain management in cats and the Company has an ongoing U.S. Food & Drug Administration (FDA)-concurred pivotal field effectiveness study with results anticipated by mid-2017.

•

The Company met with FDA in April 2017, and Aratana believes it is in agreement on how to proceed regarding the proposed transfer and scale-up of the manufacturing of ENTYCE® (capromorelin oral solution) for appetite stimulation in dogs. Aratana intends to re-submit the prior approval submission in the coming weeks. If the submission is approved, Aratana believes it would be able to make ENTYCE commercially available by the fall of 2017. Additionally, the Company initiated a pivotal target animal safety study evaluating capromorelin for weight management in cats with chronic kidney disease under an FDA-concurred protocol in the first quarter of 2017 and continues an ongoing FDA-concurred pivotal efficacy study in cats.

•	The Company continues to anticipate conditional licensure of AT-014 by the Unites States Department of Agriculture (USDA) for the treatment of canine osteosarcoma in the second half of 2017.
•

The Company’s collaboration partner, VetStem BioPharma, initiated a pivotal target animal safety study of AT-016, an adipose-derived allogeneic stem cell therapeutic candidate for osteoarthritis pain in dogs, under an FDA-concurred protocol in April 2017. Aratana anticipates results from this pivotal target animal safety study, as well as results from an FDA-concurred pivotal field effectiveness study in 2017.

Financial Results

The first quarter net loss was $12.6 million or $0.34 diluted loss per share compared to a net loss of $18.1 million or $0.52 diluted loss per share for the corresponding quarter ended March 31, 2016. Aratana recorded $3.8 million in net revenues for the quarter ended March 31, 2017, which primarily includes approximately $2.5 million related to GALLIPRANT product sales as finished goods under its supply arrangement with Elanco, $903 thousand in GALLIPRANT licensing and collaboration revenues, and $327 thousand in NOCITA net product sales. For the first quarter of 2016, Aratana had $172 thousand in total net revenues.

The cost of product sales totaled $3.1 million in the first quarter of 2017 in comparison to $19 thousand for the corresponding period in 2016. The increase was primarily due to cost of product sales of NOCITA, and GALLIPRANT initial validation supply produced at higher prices and sold to Elanco for commercial distribution. Cost of product sales is anticipated to increase in 2017 due to the anticipated full year sales of NOCITA and GALLIPRANT, and anticipated partial year sales of ENTYCE. Aratana believes the cost of product sales as a percent to overall product revenues will improve as the Company moves the therapeutics to full commercial manufacturing scale over time.

Research and development expenses totaled $4.7 million in the first quarter ended March 31, 2017 in comparison to $10.7 million for the quarter ended March 31, 2016. The decrease was primarily due to lower milestone payments as compared to 2016.

Selling, general and administrative expenses totaled $7.5 million for the first quarter ended March 31, 2017 compared to $6.6 million for the corresponding period in 2016. The increase is primarily related to the expanded commercial organization. Aratana expects selling, general and administrative expenses to stabilize in 2017 with the corporate infrastructure substantially in place to support the continued commercialization of NOCITA and GALLIPRANT, as well as the anticipated commercialization of ENTYCE.

As of March 31, 2017, Aratana had approximately $68.4 million in cash, cash equivalents, restricted cash and short-term investments. During the first quarter of 2017 its cash utilization included approximately $5.0 million of payments for inventory purchases and a $3.0 million milestone payment for the first product sale of GALLIPRANT.

On May 3, 2017, Aratana entered into a Securities Purchase Agreement with certain investors for the sale by the Company of 5,000,000 shares of the Company’s common stock at a purchase price of $5.25 per share (registered direct offering). The Company entered into a Placement Agency Agreement with Barclays Capital Inc. on May 3, 2017 pursuant to which Barclays agreed to serve as placement agent for the offering. The shares are being offered and sold pursuant to an effective registration statement on Form S-3 (File No. 333-197414) and a related prospectus supplement. Subject to certain closing conditions, the offering is expected to close on May 9, 2017.

The Company expects to receive net proceeds from the offering of approximately $24.4 million, after deducting placement agent fees and estimated offering expenses. The Company intends to use the net proceeds of the offering for general corporate purposes, including ENTYCE commercial activities and GALLIPRANT inventory.

During March and April 2017, Aratana received net proceeds of approximately $2.8 million from the sale of shares of the Company’s common stock pursuant to its sales agreement with Barclays, dated October 16, 2015, in which Barclays served as sales agent under the at-the-market (ATM) program. On April 28, 2017, the Company terminated its sales agreement with Barclays because it does not intend to raise additional capital through the ATM program, and no additional shares of the Company’s common stock will be sold pursuant to the sales agreement.

For the full year 2017, the Company estimates operating expenses of approximately $45 million, which includes approximately $10 million of non-cash expenses. These non-cash expenses are expected to be further off-set by contractual milestones and working capital expenditures, net of modest positive gross margins, totaling approximately $10 million, which we believe will result in approximately $45 million of cash used in operations and investing activities during 2017.

The Company believes that its existing cash, cash equivalents, short-term investments and restricted cash of $68.4 million as of March 31, 2017, together with the proceeds from its registered direct offering, will allow Aratana to fund the current operating plan and debt obligations through at least 2018. The Company’s current operating plan contemplates the launch of ENTYCE by the fall of 2017 and continued growth in sales of GALLIPRANT, which Aratana believes will result in the achievement of certain milestones under the collaboration agreement with Elanco.

Webcast & Conference Call Details

The Company will host a live conference call on Tuesday, May 9, 2017 at 8:30 a.m. ET to discuss financial results from the first quarter ended March 31, 2017.

Interested participants and investors may access the audio webcast or use the conference call dial-in:

    1 (866) 364-3820 (U.S.)

    1 (855) 669-9657 (Canada)

    1 (412) 902-4210 (International)

A replay of the first quarter results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10106091:

    1 (877) 344-7529 (U.S.)

    1 (855) 669-9658 (Canada)

    1 (412) 317-0088 (International)

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label for full prescribing information (https://www.elanco.us/galliprant/pdf/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency.  Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf) for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf)  for more detail.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to dogs and cats in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates for the potential treatment of pain, inappetence, viral diseases, allergy, cancer and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance, our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; our belief that the Company is in agreement with CVM on how to proceed regarding ENTYCE and that if our prior approval submission is approved, the Company would be able to make ENTYCE commercially available by the fall of 2017; expectations regarding trends in cost of product sales; expected closing date of our securities offering, and amount of and anticipated use of proceeds from such offering; anticipated 2017 operating expenses and use of cash; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet’s medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the risk that the securities offering will not close in the timeframe we expect, or at all; the amount of net proceeds we receive from such offering and how we use them may differ from our current expectations; our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets, including BLONTRESS, TACTRESS, AT-007 and AT-011; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013, and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2017, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues
Licensing and collaboration revenue	$903	$151
Product sales	2,892	21
Total revenues	3,795	172
Costs and expenses
Cost of product sales	3,094	19
Royalty expense	323	18
Research and development	4,654	10,749
Selling, general and administrative	7,495	6,551
Amortization of intangible assets	64	95
Total costs and expenses	15,630	17,432
Loss from operations	(11,835)	(17,260)
Other income (expense)
Interest income	85	77
Interest expense	(860)	(849)
Other expense, net	(2)	(35)
Total other expense	(777)	(807)
Net loss	$(12,612)	$(18,067)
Net loss per share, basic and diluted	$(0.34)	$(0.52)
Weighted average shares outstanding, basic and diluted	36,711,601	34,653,479

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$68,023	$88,303
Accounts receivable, net and prepaid expenses and other current assets	4,855	2,109
Inventories	9,055	11,130
Total current assets	81,933	101,542
Property and equipment, net	1,620	1,948
Goodwill	39,572	39,382
Intangible assets, net	10,667	7,639
Restricted cash	350	350
Other long-term assets	523	545
Total assets	$134,665	$151,406
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$5,756	$13,263
Licensing and collaboration commitment	7,000	7,000
Current portion – loans payable	17,938	14,413
Other current liabilities	—	12
Total current liabilities	30,694	34,688
Loans payable, net	22,369	25,775
Other long-term liabilities	547	540
Total liabilities	53,610	61,003
Total stockholders’ equity	81,055	90,403
Total liabilities and stockholders’ equity	$134,665	$151,406